Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective as of March 1, 2007 (the “Effective Date”), by and between Immucor, Inc., a Georgia corporation (the “Company”), and Edward L. Gallup, an individual resident of the State of Georgia (the “Consultant”).

The Company and Consultant wish to enter into this Agreement to establish the terms and conditions upon which Consultant will use his expertise to assist the Company with maintaining relations with the shareholders of the Company, on an as-needed basis.  In consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Engagement.  The Company hereby engages Consultant, and Consultant accepts such engagement, to perform the following services for and on behalf of the Company (the “Consulting Services”) upon the terms and conditions of this Agreement:

Consultant will assist the Company as requested by the Company with maintaining relations with the shareholders of the Company, and Consultant will perform such other services as may be agreed to from time to time in writing by Consultant and the Company.  Consultant will make himself available to the Company on an as-needed basis in person or by telephone at such times and places as the Company may reasonably require. Notwithstanding the foregoing, during the Term of this Agreement Consultant will not be required to (a) provide Consulting Services for more than 20 hours per week, (b) make himself available at the offices of the Company more than 3 days per week or a total of 12 days per month, or (c) travel out-of-town more than 6 days per month. Consultant will report directly to the Chief Executive Officer of the Company.

2.                                       Term.

(a)                                  The initial term of this Agreement will be from March 1, 2007 through and including February 29, 2008, and will continue thereafter until terminated by either party in accordance with subsection  2 (b) below (the “Term”).

(b)                                 Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time upon 30 days’ prior written notice, and the Company may terminate this Agreement at any time for “cause.”  This Agreement will also terminate upon the death of Consultant.  For purposes of this Agreement, “cause” will mean (i) a conviction of a felony, (ii) actions which result in a significant and continuing detriment to the Company, (iii) the material breach by Consultant of this Agreement (including without limitation the material failure to provide the consulting services contemplated by this Agreement in accordance with the highest professional standards), or (iv) willful failure to respond within a reasonable time to a request by the Company which is reasonable in light of the Consulting Services (as defined below).

(c)                                  Upon the termination of this Agreement, neither party will have any further obligation to the other, except (i) no termination of this Agreement under any provision of this Section will prejudice any claim either party may have under this Agreement that arises prior to the effective date of such termination, and (ii) termination of this Agreement will not terminate or otherwise affect the rights and obligations set forth in Sections 4 [Noncompetition], 5 [Disclosure of Information], 7 [Indemnification], 8 [Independent Contractor Relationship] and this Section 2 (c) (which will survive expiration or termination as independent obligations).

3.                                       Payments and Expenses.

(a)                                  Consultant will be paid for providing the Consulting Services at the rate of $275,000 a year payable in 12 installments every month.

(b)                                 The Company will reimburse Consultant for all travel, entertainment and other reasonable and necessary expenses incurred by him in the performance of the Consulting Services in accordance with the Company’s policies for expense reimbursement; provided, that all such expenses in excess of $ 5,000 will be agreed in advance by the Company.

(c)                                  Consultant will be solely responsible for payment of all taxes on the compensation paid to Consultant by the Company during the Term of this Agreement.

4.                                       Noncompetition.  During the term of Consultant’s engagement hereunder, for a period of two years after such engagement is terminated for any reason, in consideration of the compensation being paid to Consultant hereunder, Consultant will:

(a)                                  not solicit business from anyone who is or becomes an active or actively-sought prospective customer of the Company or its affiliates and with whom the Employee had dealt with or had material contact during his engagement under this Agreement, with a view to selling or providing to such customer or prospective customer any product or service of a type sold or provided by the Company to such customer or prospective customer.

(b)                                 not solicit for employment or hire any employee of the Company or its affiliates that the Consultant had contact with during his engagement under this Agreement.

5.                                       Disclosure of Information.

(a)                                  Company acknowledges that during the course of his engagement under this Agreement, Consultant will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information.  Consultant agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, Consultant agrees not to use or disclose any Trade Secrets of the Company during or after his engagement under this Agreement.  Consultant agrees that the provisions of this subsection will be deemed sufficient to protect Trade Secrets of third parties provided to the Company under, an obligation of secrecy.  As provided by Georgia statutes, “Trade Secret” will mean any information (including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)                                 In addition, Consultant agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Information of the Company during his engagement under this Agreement and for a period of 12 months following termination of Consultant’s engagement under this Agreement.  “Confidential Information” will mean any internal, non-public information (other than Trade Secrets already addressed above) concerning (without limitation) the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists.  Consultant agrees that the provisions of this subsection will be deemed sufficient to protect Confidential Information of third parties provided to the Company under an obligation of secrecy.

(c)                                  Except as expressly provided in this Agreement, the Company alone will be entitled to all benefits, profits and results arising from or incidental to the Consultants under this Agreement with the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Consultant in connection with his prior  employment or engagement under this Agreement with the Company will be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Consultant hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Consultant may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Consultant agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in the Company.  The Company will have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Consultant, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Consultant hereby waives the “moral rights” of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Consultant may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source.  Unless otherwise specifically agreed, Consultant will not be entitled to any additional compensation, beyond his compensation under this Agreement, for any exercise by the Company of its rights set forth in the preceding sentence.

(d)                                 Consultant will surrender to the Company, promptly upon its request and in any event upon termination of this Agreement, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Consultant’s possession or control, including all copies thereof, relating to the Company, its business, or its customers.  Upon the request of the Company, Consultant will certify in writing compliance with the foregoing requirement.

(e)                                  On and after termination of this Agreement for any reason, Consultant will not access any of Company’s communication, operations or filing systems or any of the Company’s customers’ communication, operations or filing systems including, but not limited to, computer systems, e-mail, voice mail (except to leave messages) and related communications systems, for any reason whatsoever.

6.                                       Severability.  If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remainder of this Agreement shall be enforced to achieve the original intentions of the parties as nearly as possible.

7.                                       Indemnification.

(a)                                  Consultant will be solely responsible for, and indemnify, defend and hold harmless the Company (including its successors, officers, directors, shareholders, employees, agents, representatives and shareholders) from and against, all losses, claims, damages, liabilities, and expenses (including any and all reasonable expenses and attorneys fees incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever whether or not resulting in any liability) resulting from or relating to or in connection with (i) any assertion by any public or private party that Consultant is not an independent contractor or (ii) Consultant’s provision of services to the Company pursuant to this Agreement (whether through employees, agents, licensees or invitees) except to the extent that such results directly from the willful misconduct or gross negligence of the Company or its employees, agents, customers, invitees or licensees.

(b)                                 The Company will be solely responsible for, and indemnify, defend and hold harmless Consultant (including its successors, officers, directors, shareholders, employees, agents, representatives and shareholders) from and against, all losses, claims, damages, liabilities, and expenses (including any and all reasonable expenses and attorneys fees incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever whether or not resulting in any liability) in connection with Consultant’s provision of services to the Company pursuant to this Agreement (i) that arise from claims of persons not parties to this Agreement and (ii) that result directly from the willful misconduct or gross negligence of the Company or its employees, agents, customers, invitees or licensees.

8.                                       Independent Contractor Relationship.  This Agreement is intended to govern and exclusively define Consultant’s relationship with the Company during the Term.  During the Term, the relationship of the parties under this Agreement will be, and at all times will remain, one of independent contractors and not that of partners, joint venturers, or principal and agent.

Neither party will have any authority to assume or create obligations on the other’s behalf and neither party will take any action which has the effect of creating the appearance of its having such authority.

9.                                       Entire Agreement; Modifications.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof.  This Agreement may not be changed, altered, amended or modified except by an instrument in writing signed by the parties hereto.  No provision of this Agreement will be deemed waived unless such waiver is evidenced in a writing subscribed by the party against whom such waiver is charged.

10.                                 Assignment.  Neither party hereto may assign its interest in or delegate the performance of its obligations under this Agreement to any other entity or person without the prior express written consent of the other party, except that this Agreement will inure to the benefit of the Company’s successors in interest, including, without limitation, successors through merger, consolidation, or sale of substantially all of the Company’s stock or assets, and will be binding upon Consultant.

11.                                 Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with, the substantive laws of the State of Georgia, without regard to any choice of law rules.

12.                                 Notices.  Any notice or other communication to a party required or permitted hereunder will be in a writing and will be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the fifth business day after mailing:

(a)	If to Company:	3130 Gateway Drive
Norcross, GA 30071
Attention: Chief Executive Officer

(b)	If to Consultant:	424 Caruso Ct.
Dunwoody, GA 30350

or in each case to such other address as the party may time to time designate in writing to the other party.

13.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which counterparts will together constitute one and the same instrument.

14.                                 Other Agreements.  Notwithstanding anything to the contrary set forth herein, this Agreement will have no effect on the rights and obligations of the Company or Consultant made under the Amended and Restated Employment Agreement dated as of September 7, 2006, or under any other written agreements entered into between the Company and Consultant.

[Signatures appear on the following page.]

The parties hereto have executed this Agreement as of the date first written above.

IMMUCOR, INC.

By:	/s/ Gioacchino DeChirico
Gioacchino DeChirico
CEO and President

/s/ Edward L. Gallup
Edward L. Gallup